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                                                                    Exhibit 99.1

DEL NEWS

                                                          FOR IMMEDIATE RELEASE

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                          DEL GLOBAL TECHNOLOGIES CORP.

                               ADOPTS RIGHTS PLAN

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VALHALLA, NY, September 17, 2001 - Del Global Technologies Corp. (DGTC)
announced today that its Board of Directors adopted a Rights Plan designed to protect and maximize the value of its shareholders' interests in the event of an unsolicited attempt by an acquirer to take control of the Company in a manner or on terms not approved by the Board of Directors.

In adopting the Rights Plan, the Board declared a dividend distribution of one purchase Right for each outstanding share of common stock of the Company, payable to shareholders of record at the close of business on September 17, 2001. The Rights will continue to be represented by, and trade with, the Company's common stock certificates unless the Rights become exercisable.

Upon the acquisition by a person or group of 20% percent or more of the Company's outstanding shares or the total voting power of the Company, holders of the Rights (other than the acquiring person or group) would be entitled to purchase the Company's common stock at approximately half of its then market value. For example, if upon the triggering of this provision the Company's stock is trading at five ($5) dollars per share and the exercise price is $25, the exercise of the Right will yield ten shares of common stock with a cumulative value of fifty ($50) dollars. In certain situations, holders of the Rights would be entitled to purchase securities in an acquiring company at approximately half of its then market value.

The Company generally will be entitled to redeem the Rights at $0.01 per Right at any time on or prior to the tenth day after there has been a public announcement of the beneficial ownership by any person or group of 20% or more of the Company's stock, subject to certain exceptions. The Rights will expire on September 17, 2011.

Takeover attempts frequently include coercive tactics to deprive the Company's Board and its shareholders of the ability to maximize shareholder value. The Rights have been declared by the Board in order to deter such tactics, including a gradual accumulation of shares in the open market of a 20% or greater position to be followed by a merger or a partial or two-tier tender offer that may not treat all shareholders equally. These tactics may pressure shareholders, and force them out of their investment without giving them any real choice and deprive them of the full value of their shares. The Rights are not intended to prevent a takeover of the Company and will not do so.

Unless and until exercised, issuance of the Rights does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights themselves has no dilutive effect, will not affect reported earnings per share, should not be taxable to the Company or to its shareholders, and will not change the way in which the

 DEL    GLOBAL TECHNOLOGIES CORP.
[logo]  One Commerce Park, Valhalla, NY 10595
        Tel: (914) 686-3600  Fax: (914) 686-5425

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Company's shares are presently traded. The Company's Board believes that the
Rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment.

Details of the Rights Plan will be outlined in a letter to be mailed to shareholders of record on September 17, 2001.

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of cost-effective medical imaging and diagnostic systems and proprietary high-voltage power conversion subsystems and noise suppression subsystems for medical and other critical industrial applications. Medical imaging systems provided by Del include stationary and portable x-ray systems, radiographic/fluoroscopic systems, and dental imaging systems. Industrial applications for which Del supplies power subsystems include analytical instrumentation, energy exploration, airport explosives detection, and semiconductor capital equipment. Del's noise suppression subsystems are used principally in telecommunications and other electronic systems.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.


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Contact:

       Del Global Technologies Corp.
       Samuel E. Park
       President and Chief Executive Officer
       Thomas V. Gilboy
       Chief Financial Officer
       Tel: 914/686-3600